EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Accelerate Diagnostics, Inc. (f/k/a Accelr8 Technology Corporation) dated October 26, 2012, appearing in the Annual Report on Form 10-K of Accelerate Diagnostics, Inc. for the year ended July 31, 2012 and dated March 19, 2013, appearing in the Transition Report on Form 10-K of Accelerate Diagnostics, Inc. for the transition period ended December 31, 2012.

Denver, Colorado

March 22, 2013

/s/ COMISKEY & COMPANY
PROFESSIONAL CORPORATION